Free Writing Prospectus

Dated September 9, 2013

Filed Pursuant to Rule 433

Registration Statement No. 333-179711

Armstrong World Industries Announces Secondary Public Offering of Common Shares, Including Common Share Repurchase

LANCASTER, PA, September 9, 2013. Armstrong World Industries, Inc. (NYSE: AWI) (the “Company”) announced today a secondary public offering of 10,057,382 common shares of the Company held by The Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust (the “Trust”) and Armor TPG Holdings, L.P. (together with the Trust, the “Selling Shareholders”). The shares are being sold on a pro rata basis by the Selling Shareholders in accordance with their respective ownership interests. The Company will not sell any shares in the offering and will not receive any proceeds from the offering.

Deutsche Bank Securities will act as the sole underwriter for the offering.

In addition, subject to the completion of the underwritten offering, the Company has agreed to purchase from the underwriter 5,057,382 of the 10,057,382 common shares that are the subject of the underwritten offering at a price per share equal to the price paid by the underwriter to the Selling Shareholders in the underwritten offering. The repurchased shares will be held in treasury. The Company expects to fund the share repurchase with cash on its balance sheet and borrowings under its credit facility and trade receivables securitization. Each of the closing of the share repurchase and the closing of the underwritten offering is conditioned on the other.

As a result of the underwritten offering, the Selling Shareholders will own less than 50% of the total voting power of the Company’s common shares.

Barclays Capital Inc. acted as capital markets advisor to the special committee of the board of directors of the Company in connection with the share repurchase and the underwritten offering. Houlihan Lokey Financial Advisors, Inc. acted as financial advisor to the special committee in connection with the share repurchase. Perella Weinberg Partners acted as independent financial and capital markets advisor to the Trust in connection with both the share repurchase and the underwritten offering.

The shares will be offered pursuant to the Company’s automatically effective registration statement (and prospectus) on Form S-3 previously filed with the U.S. Securities and Exchange Commission (the “SEC”). Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the prospectus supplement relating to the offering may be obtained by contacting: Deutsche Bank Securities Inc., Attn.: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, Tel: (800) 503-4611, Email: prospectus.cpdg@db.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our reports on Forms 10-K and 10-Q filed with the SEC. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contacts:

Investor Relations: Tom Waters, 1 (717) 396- 6354

Media Relations: Jennifer Johnson, 1 (866) 321- 6677 (US media)

About Armstrong World Industries, Inc.

Armstrong World Industries, Inc. is a leading global producer of flooring products and ceiling systems for use primarily in the construction and renovation of residential, commercial and institutional buildings. Armstrong designs, manufactures and sells flooring products (primarily resilient and wood) and ceiling systems (primarily mineral fiber, fiberglass and metal) around the world. As of August 31, 2013 Armstrong operated 35 manufacturing plants in eight countries, including 21 plants located throughout the United States.

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